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                                                                   EXHIBIT 10.08



                   JOINT DEVELOPMENT AND MARKETING AGREEMENT

         This Agreement, made and entered into as of the 6th day of August, 1996, by and between CyberGuard Corporation, a Florida corporation ("CyberGuard"), whose address is 2101 West Cypress Creek Road, Fort Lauderdale, Florida 33309; and Information Resource Engineering, Inc., a Delaware corporation ("IRE"), whose address is 8029 Corporate Drive, Baltimore, Maryland 21236:

         WHEREAS, CyberGuard designs, manufactures and markets network security products, including the CyberGuard(TM) Firewall, for Internet, intranet and commercial networking environments;

         WHEREAS, IRE has developed, manufactures and markets encrypting modem-related hardware, software and documentation, and key management services through its SafeNet Security Center ("S/SC")(TM);

         WHEREAS, CyberGuard and IRE desire to jointly develop and market a proposed product offering consisting of a combination of the CyberGuard Firewall and IRE SafeNet(TM) products in an interoperable centrally managed system configured for use with a virtual private network ("VPN") and in applications that combine VPNs with public Internet access and/or legacy network use;

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, CyberGuard and IRE enter into this Agreement in order to provide for the initial phase of joint development and marketing activities for the proposed joint product offering.

1.       Definitions

         As used herein, the following words or phrases have the following meanings:

1.1 "CyberGuard Products" shall mean the software and manuals to be incorporated with an Intel-based personal computer to be supplied by a third party vendor.

1.2 "CyberGuard Property" means any and all Intellectual Property owned by CyberGuard as of the Effective Date or developed thereafter solely by or on behalf of CyberGuard, and expressly excludes any IRE Property.

1.3 "CyberGuard Firewall" shall mean a product comprised of an Intel-based personal computer to be supplied by a third party vendor and software and manuals supplied by CyberGuard.

1.4      "Effective Date" means August 6th, 1996.

1.5 "Hereof," "herein, and "hereunder" when used in this Agreement shall refer to the Agreement as a whole, unless the context otherwise requires.

1.6 "Intellectual Property" means any and all inventions, improvements, enhancements, methods, designs, know-how, trade secrets, software, hardware, circuits, products, documentation, mask works, layouts, ornamental designs, trademarks, service marks, trade dress, company names, brand names, logos, and fictitious names, together with any and all worldwide vested and/or inchoate rights in and to any or all of the foregoing under any issued, pending and/or later filed applications for patent or copyright registration, trademark and/or service mark registration, utility models and/or any other form of protection of various forms of intellectual and/or industrial




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property recognized anywhere in the world including any and all rights of domestic and/or foreign priority, the right to sue and recover damages for infringements including, without limitation, any past infringements.

1.7 "IRE Property" means any and all Intellectual Property owned by IRE as of the Effective Date or developed thereafter solely by or on behalf of IRE, and expressly excludes any CyberGuard Property.

1.8 "IRE/SafeNet Products" shall consist of the SafeNet/Dial, SafeNet/LAN, SafeNet/Security Center and SafeNet/Security Services.

1.9 "Joint Developments" means any and all Intellectual Property written, invented, developed or otherwise created jointly by CyberGuard and IRE in the course of the Project during the Term of this Agreement. Joint Developments shall not include any CyberGuard Property or any IRE Property.

1.10 "Prepaid License Fee" shall have the meaning as set forth in Section of this Agreement.

1.11 "Product" or "Products" shall mean any combination of the CyberGuard Firewall and IRE/SafeNet Products, developed in accordance with this Agreement, having an interoperable centrally managed system configured for use with a VPN and for use in applications that combine VPNs with public Internet access and/or legacy network use and having the characteristics set forth in the Specifications.

1.12 "Project" means all activity relating to the design, development, implementation, testing, modification and/or improvement of any Product and/or components thereof, whether hardware, software, electronic, mechanical or otherwise.

1.13 "Proprietary Information" means proprietary rights in, and to, all computer programs, source code, algorithms, software routines, microcode and other similar data pertaining to CyberGuard Products, the IRE/SafeNet Products, or the Product, as the case may be.

1.14 "Specifications" means the criteria for and description of the Product set forth on Exhibit A hereto.

1.15     "Term" means the period from the Effective Date through the Termination
Date.

1.16 "Termination Date" means any date upon which this Agreement shall terminate in accordance with the terms hereof, or two years from the Effective Date, whichever is earlier.

2.       Joint Development; Prepaid License

2.1 Development of the Product. Subject to the terms and conditions of this Agreement, CyberGuard and IRE agree to cooperate with and assist each other in the joint design and development of the Product. The Product is intended to address the markets and include the functionalities in accordance with Exhibits A and B attached hereto.

2.2 Enhancements to the Product. IRE and CyberGuard each acknowledge that from time to time it may be advantageous to develop enhancements to their respective product offerings that are components of the Product. Each of the parties hereto agrees that, at the request of the other party, it will work with the other party to jointly develop enhancements or revisions to the CyberGuard Firewall and/or the IRE SafeNet products. In the event that the parties hereto fail to agree on the timing, extent or nature of such enhancements and/or revisions, or on the sharing of expense with respect to such enhancements and/or revisions, the party that does not wish to proceed with such enhancements and/or revisions shall provide to the other party a price quotation (on an actual time and materials basis) and schedule for implementing such enhancements or revision. Such enhancements and/or revisions shall be effectuated upon acceptance of such proposal by the party requesting the enhancements and/or revisions. In the event that such enhancements and/or revisions result in any new Intellectual Property, such Intellectual Property shall become the property of the party or parties which fund(s) the enhancements and/or revisions.



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2.3      Prepaid License.  CyberGuard acknowledges that IRE, on the Effective
Date, has paid to CyberGuard a prepaid license fee in the amount of $1 million ("Prepaid License Fee"). The Prepaid License Fee shall represent a prepayment of the amounts that will become due under Section hereof, and shall be credited to the account of IRE on a dollar-for-dollar basis against such amounts that otherwise would become due to CyberGuard under Section hereof.
In the event that this Agreement is terminated prior to such credit aggregating the $1 million, then CyberGuard shall repay to IRE the balance of the $1 million prepaid license fee within one year of the date of such termination, with interest at the prime rate of interest as is in effect as of the date of such termination and announced by The Chase Bank, N.A.

3.       Manufacture and Assembly

3.1      Delivery of CyberGuard Products to IRE.

         3.1.1 Subject to the terms and conditions hereof, CyberGuard shall use commercially reasonable efforts to supply to IRE such number of CyberGuard Products as may be required during the term of this Agreement to fill orders for the Product.

         3.1.2 CyberGuard shall sell CyberGuard Products, F.O.B. CyberGuard's place of business in Fort Lauderdale, Florida, at the prices set forth on Exhibit C. Payment terms are net 30 days from the date of IRE shipment to its customers for CyberGuard Products sold.

         3.1.3 All prices quoted by CyberGuard are exclusive of all excise, sales and similar taxes of whatever jurisdiction and of any other taxes, customs, duties, fees or charges that may be imposed on the sale of CyberGuard Products to IRE.

3.2 Manufacture of the Product. IRE shall assemble and configure the Product by integrating the CyberGuard Firewall and IRE/SafeNet Products in accordance with the Specifications, as such Specifications may be modified or supplemented in a writing agreed to by the parties hereto from time to time. The parties agree that the PC platform and the vendor that will supply the platform will be selected by IRE, from time to time, so long as such selection meets the technical requirements of CyberGuard. The parties agree that for this purpose the Intel-based PC platform manufactured by Advanced Logic Research, Inc. is acceptable to both IRE and CyberGuard.

3.3 Costs of Manufacture. All costs and expenses, including taxes, related to the assembly and configuration as described in Section of the Product shall be borne solely by IRE.

3.4 No License Fee. Except for the Prepaid License Fee, the fees payable in accordance with Section 3.1.2 hereof and a fee payable under the license described in Exhibit D hereto, no license fee under this Agreement shall be payable by either IRE or CyberGuard with respect to CyberGuard Products or IRE/SafeNet Products incorporated into the Product for sale in accordance with this Agreement.

4.  Marketing and Sales

4.1 Terms and Conditions of Sales. The parties agree to negotiate in good faith and to reach agreement on the following matters within 15 days after the Effective Date: the initial List Prices for the Product, the discounts that will be available to the various sales channels, the other terms and conditions of the sales of the Product to third parties, and the terms, conditions and pricing under which CyberGuard will act as reseller of the Product. IRE and CyberGuard agree to cooperate in the future to establish different List Prices and discounts as needed to address cost changes or market conditions. All other terms and conditions of sales of the Product that are not addressed in the mutually agreed-to terms shall be set by IRE.

4.2 Marketing Assistance/Assignment of Sales Personnel. IRE and CyberGuard shall cooperate in marketing and selling the Product. For each sales lead generated by or becoming known to a party hereto, the parties agree that for a preliminary time period to be agreed upon by IRE and CyberGuard, each of them will use reasonable best efforts to jointly assign a sales team consisting of a representative from each corporation (consisting of a sales representative from one corporation and a customer support representative from the other) to pursue such leads



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with a view toward generating a sale.

4.3 Marketing Fees. In consideration of the sales support to be provided by CyberGuard under Section hereof, for each Product sold, in addition to the payment for CyberGuard Products as set forth in Section hereof, IRE shall pay CyberGuard a marketing fee as set forth in Exhibit C hereto. The marketing fee shall be paid monthly based upon payments received by IRE from the purchasers of the Product during the previous month.

4.4 Order Flow and Fulfillment. Orders for the Product, whether generated by CyberGuard or IRE, shall be submitted to IRE for fulfillment. IRE shall have the sole discretion to determine whether to extend credit to any potential purchaser of a Product. IRE shall process orders for shipment in accordance with commercially reasonable standards. IRE shall submit invoices to purchasers for products shipped and shall be responsible for collection of such invoices. IRE shall provide to CyberGuard written monthly reports that describe the identity of the purchasers, the Products sold, quantities, discounts and prices for all sales of Products. Revenue from sales of Product shall be considered solely the revenue of IRE for all accounting and other purposes.

4.5 Compliance With Laws and Business Practices. It is expressly understood and agreed that this Agreement, and any exports, sales, transfers, or any other disposition of CyberGuard Products or IRE/SafeNet Products, to the extent incorporated in the Product, are subject to the laws and regulations of the United States. Specifically, contracts and orders placed for the Product may require advance U.S. Government Export approval or licensing, and, therefore all such contracts and orders are subject to the receipt of any necessary approvals and licenses. The parties hereto agree to solicit orders, and IRE agrees to process and ship orders, in accordance with all applicable laws and regulations.


5.  Customer Support

5.1 Initial Contact. IRE shall be the initial point of contact for customer support of the Product and shall establish and maintain support facilities sufficient to provide primary support for the Product. Primary support requires that IRE provide all necessary resources to provide initial diagnosis of both hardware and software problems and providing reasonable assistance to purchasers to resolve problems with the Product.

5.2 Maintenance. Following receipt of support requests from a customer and an assessment by IRE of the customer's additional support requirements, if it is determined that the customer requires maintenance services, CyberGuard shall provide such maintenance for CyberGuard Products and IRE shall provide such maintenance in all other instances. Each party hereto agrees to maintain support services sufficient to discharge the duty set forth in the preceding sentence, and shall provide such services in its usual and customary manner, and at customary rates, as provided to other customers (which, in all cases, shall be a commercially reasonable manner and rate). Each party agrees to maintain the availability of support services for a period of at least two years after the termination of this Agreement. The term "support," for purposes of this section , means verifying, diagnosing and resolving hardware and software problems and delivery of software patches and applicable release notes.

6.  Intellectual Property Rights

6.1      Ownership of Intellectual Property; Property Tradename.

         6.1.1 CyberGuard Property. Subject to the provisions of Section , the parties acknowledge and agree that all CyberGuard Property is and shall remain at all times the exclusive property of CyberGuard, its successors and assigns.

         6.1.2 IRE Property. Subject to the provisions of Section , the parties acknowledge and agree that all IRE Property is and shall remain at all times the exclusive property of IRE, its successors and assigns.

         6.1.3 Joint Developments. Joint Developments shall be owned jointly by CyberGuard and IRE, their successors and assigns, as tenants in common.



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         6.1.4   Property Tradename.  CyberGuard and IRE agree that the Product shall be branded with a name or names and marks that are acceptable to both IRE and CyberGuard (the "Product Tradename"). The Product Tradename shall be used only for purposes of marketing and selling the Product. Notwithstanding the foregoing, there shall be no restriction with respect to IRE's use of the "SafeNet" mark for any and all purposes. The parties agree that the Product Tradename shall be solely and exclusively IRE Property; provided, however, that CyberGuard shall have the right to use the Product Tradename to the limited extent necessary to act as a seller of the Product.

6.2 Cross License. Subject to the terms and conditions contained herein, CyberGuard hereby grants to IRE a nontransferable, non-exclusive license to use the CyberGuard Property solely to the extent as is required to develop, manufacture and market the Product. Subject to the terms and conditions contained herein, IRE hereby grants to CyberGuard a nontransferable, non-exclusive license to use the IRE/SafeNet Property solely to the extent as is required to develop, manufacture and market the Product. Each party hereto acknowledges and agrees that the other has expended considerable time, effort and funds in developing and generating the Intellectual Property owned by it, and has and will continue to have a substantial proprietary interest and valuable trade secret therein. The license granted by each party to the other herein is granted as part of the consideration of entering into this Agreement.

6.3 Limitation. CyberGuard shall have no interest in any of the trademarks, service marks, trade dress, company names, or logos of IRE or the Product; without limiting the generality of the foregoing clause of this sentence, CyberGuard shall have no rights with respect to the tradename "SafeNet" and related tradenames, except to the limited extent necessary to act as a seller of the Product. IRE shall have no interest in any of the trademarks, service marks, trade dress, company names, or logos of CyberGuard; without limiting the generality of the foregoing clause of this sentence, IRE shall have no rights with respect to the tradename "CyberGuard" and related tradenames, except to the limited extent necessary to act as a seller of the Product.

6.4      Protection of Intellectual Property.

         6.4.1 Each of the parties hereto agrees to make full and complete disclosure to the other of all Joint Developments it believes may be copyrightable, patentable or of commercial value.

         6.4.2 With respect to all Joint Developments believed by either party to be copyrightable, patentable or of commercial value, the parties agree to decide jointly whether and where to apply for copyright, patent or other appropriate forms of protection. To the extent the parties agree to protect a Joint Development, the parties shall do so at their joint expense using counsel as mutually agreed.

         6.4.3 In the event the parties elect not to jointly pursue protection of any Joint Development, either party (the "Electing Party") may seek such protection in its own name and at its sole expense using counsel of its choice. As to Joint Developments with respect to which the Electing Party elects to seek protection, the non-electing party shall assign its intellectual property rights in and to such Joint Development to the Electing Party and the Electing Party shall grant to the non-electing party a fully paid-up, worldwide, extendible, non-exclusive perpetual license to use the Joint Development and any and all Intellectual Property therein for any and all purposes.

         6.4.4 All expenses of renewing and or maintaining intellectual property protection of any Joint Development shall be borne by the party seeking protection, or, in the case of protection sought jointly by the parties hereto, by both parties sharing equally in such expenses.

6.5      Enforcement of Intellectual Property Rights.

         6.5.1 CyberGuard shall be solely responsible for enforcing any and all CyberGuard Property, and IRE shall be solely responsible for enforcing any and all IRE Property, whether or not such CyberGuard Property or IRE Property is incorporated into the Product. In the event that it is unclear whether CyberGuard Property or IRE Property is being infringed upon, the parties shall treat such infringement as if the infringement were on a Joint Development in accordance with the provisions below.




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         6.5.2  Each party agrees promptly to advise the other of suspected or known infringements on any Joint Development.

         6.5.3 The parties agree to consult as to the appropriate action to be taken with respect to any infringement of any Joint Development. If the parties agree to settle or jointly prosecute any claim for misappropriation and/or infringement, the parties shall share equally in the costs and expenses, including attorney's fees, incurred in connection with such prosecution and shall share equally in any settlements or other recoveries thereon.

         6.5.4 If one of the parties hereto does not agree to be responsible for its full share of the costs and expenses of prosecuting an infringement claim jointly, then either party may sue it its own name and at its sole expense and, in such case, the other party agrees to be joined as a plaintiff for standing purposes and to cooperate as reasonably requested in prosecuting such action (subject to reimbursement for reasonable costs, expenses, and attorneys' fees). In such event, any recovery shall inure to the party prosecuting the infringement and not to the other, whether or not such other party joins as a plaintiff as provided herein.

6.6      Defense of Intellectual Property.

         6.6.1 CyberGuard shall be solely responsible for defending any and all claims of third parties against CyberGuard Products for infringement, and IRE shall be solely responsible for defending any and all claims of third parties against IRE/SafeNet Products for infringement, whether or not the CyberGuard Product or IRE/SafeNet Product at issue in any claim is incorporated into the Product.

         6.6.2 Each party agrees promptly to advise the other of claims of infringement brought or threatened against any Joint Development.

         6.6.3 The parties agree to consult as to the appropriate action to be taken with respect to any claims of infringement by any Joint Development. If the parties agree to jointly defend any claim for misappropriation and/or infringement, the parties shall share equally in the costs and expenses, including attorney's fees, incurred in connection with such defense. Each party shall bear only such damages as are awarded against it.

         6.6.4 If one of the parties hereto does not agree to be responsible for its full share of the costs and expenses of defending an infringement claim jointly, then the other party may defend at its sole expense and the defending party shall have a lien upon the Intellectual Property of the other in the full amount of damages and costs and expenses of defense.

7.  Warranties of the Parties to the Other

7.1 Ownership of CyberGuard Products. CyberGuard warrants to IRE that it owns or otherwise holds all rights necessary to make, use, sell, offer for sale, advertise and distribute the CyberGuard Products free and clear from all claims, liens and encumbrances of third parties, except for the obligations under those agreements and licenses listed on Exhibit D hereto.

7.2 Ownership of IRE Products. IRE warrants to CyberGuard that it owns or otherwise holds all rights necessary to make, use, sell, offer for sale, advertise and distribute the IRE/SafeNet Products free and clear from all claims, liens and encumbrances of third parties.

7.3 Warranty. CyberGuard hereby warrants to IRE that under normal use and service, CyberGuard Products are free from defects in design and workmanship. IRE hereby warrants to CyberGuard that under normal use and service, IRE/SafeNet Products are free from defects in design and workmanship. Each party warrants to the other that the products delivered by such party for use in connection with the Product will be complete and in conformity with the products regularly supplied by each to purchasers and lessees of its products. CyberGuard's warranty under this Section shall not include a warranty for the Intel-based PC that is a component of the CyberGuard



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Firewall and is supplied by a third party vendor.

7.4 Product Warranty. The Product shall be sold with a warranty to be agreed upon between the parties hereto, essentially to the effect that the Product will be free from defects in design, workmanship and material, with a time period (not to exceed one year) and on such other terms and conditions as are to be agreed upon between the parties. Subject to the limitations on warranty contained in this Agreement, CyberGuard agrees to assume all liability for breach of such warranty to the extent that a breach of warranty relates solely to CyberGuard Products incorporated into the Product. Subject to the limitations on warranty contained in this Agreement, IRE agrees to assume all liability for breach of such warranty to the extent that such breach relates to the assembly or configuration of the Product or solely to IRE/SafeNet Products. CyberGuard and IRE agree to jointly assume all liability for breach of such warranty to the extent that a breach of warranty relates to the design of the Product or other matters that are not covered by either of the two preceding sentences.

7.5 Limitation on Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN AND EXCEPT FOR WARRANTY OF TITLE, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED TO THE OTHER WITH RESPECT TO ITS PRODUCTS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THERE ARE NO WARRANTIES OR ANY AFFIRMATIONS OF FACT OR PROMISES BY EITHER PARTY HERETO AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INFRINGEMENT OR OTHERWISE. USE OF SUCH PRODUCTS
CONSTITUTES THE CONSENT OF THE OTHER PARTY HERETO TO ASSUME ALL RISKS OF SUCH USE AND TO HOLD THE OTHER HARMLESS FOR ANY DAMAGES OR CLAIM OF DAMAGES ARISING IN ANY MANNER FROM SUCH USE. THE EMPLOYEES OR AGENTS OF NEITHER PARTY HAVE ANY AUTHORITY TO MAKE ANY WARRANTY OR REPRESENTATION REGARDING THE MANNER OR BENEFITS OF USE OF ANY PRODUCT OTHER THAN THOSE EXPRESSLY SET FORTH IN THE SPECIFICATION FOR SUCH PRODUCT.

8.  Termination

8.1 Conditions for Termination. This Agreement shall terminate upon any of the conditions contained in this Section .

         8.1.1 This Agreement shall terminate upon the occurrence of a material breach of this Agreement by either party hereto, provided:

                 8.1.1.1 The breaching party is given notice by the other party hereto containing a claim of breach and setting forth the nature of the breach and circumstances giving rise to such a claim; and

                 8.1.1.2 The party to whom notice is given fails to remedy such circumstances within sixty days after receipt of the notice.

         8.1.2 This Agreement shall terminate upon the written notice of either party to the other that such party is unable to perform as provided hereunder due to labor disputes, fire, casualties and accidents, acts of the elements, acts of a public enemy, sovereign acts or regulations and any other causes beyond the control of such party, its agents, employees or officers.

         8.1.3 This Agreement shall terminate if any of the following events occur as to one party hereto and the other party does not provide written notice within thirty days after it becomes aware of such event that it intends to waive termination of this Agreement: a party makes an assignment for the benefit of its creditors, requests or permits a proposal, arrangement or reorganization under or, as an insolvent debtor, takes the benefit of any legislation now or hereafter in force for bankrupt or insolvent debtors; a receiver or other officer with like powers is appointed for a party for a substantial part of its assets; a lienholder takes possession of a substantial part of a party's property; or an order is made for the winding up, liquidation, revocation, or cancellation of incorporation of a party; or a party ceases carrying on its business as a going concern.



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         8.1.4   This Agreement shall terminate at the expiration of two years from its Effective Date.

8.2  Effects of Termination/Liability.

         8.2.1   If this Agreement is terminated for reasons set forth in
         Section 8.1, then a breaching party shall indemnify the non-breaching party from and against all actual costs and expenses incurred or resulting from the breach, including reasonable attorneys' fees and costs of dispute resolution (collectively "Damages"); provided, however, that neither party hereto shall be liable under any circumstances, for indirect, special, incidental or consequential damages; and provided further that the amount of Damages payable by either party hereto to the other shall be limited to the amount that the party entitled to such Damages has incurred in connection with the performance of its obligations under this Agreement or to enforce the obligations of the other party hereunder.

         8.2.2 Except as set forth herein, neither party shall be liable to the other for any claims, damages, costs, expenses or other charges incurred in connection with the entering into, performance, breach, or termination of this Agreement unless specifically provided for herein.

         8.2.3 Notwithstanding the Termination Date of this Agreement, the provisions of Sections 5.2, 6.1, and 9.2 shall survive the Termination Date indefinitely, and the provisions of Article and Section shall survive until the second anniversary of the Termination Date. Without limiting the generality of the foregoing sentence, for two years after the Termination Date, CyberGuard shall continue to use commercially reasonable efforts to supply to IRE such number of CyberGuard Products as may be required for IRE to fulfill its orders for the Product and IRE shall continue to use commercially reasonable efforts to assemble and configure the number of Products as may be required for CyberGuard to fulfill its orders for the Product. The prices to be charged by IRE and CyberGuard to the other in fulfillment of the obligations stated in the foregoing sentence are described in Exhibit C and Section hereto.

         8.2.4 The parties hereto agree to deposit with mutually agreeable escrow agents in the case of (i) CyberGuard, a current version of its software source code which incorporates all necessary and appropriate improvements, revisions, enhancements, or updates for the source code for the CyberGuard Products so that at all times, such source code will correspond with the software actually in use by CyberGuard (subject to the rights of Santa Cruz Operation, Inc. as set forth in the licenses and agreements described in Exhibit D hereto); (ii) IRE, all necessary schematics, diagrams and source code for the IRE/SafeNet Products (excluding SafeNet/Services) and all documentation reasonably necessary to manufacture the Product so that at all times, the source code, schematics and diagrams will correspond with the products and software actually in use by IRE. The parties hereto agree to negotiate and enter into escrow agreements to effectuate the purposes of the foregoing and to place the source codes and, as the case may be, schematics and diagrams for the CyberGuard Products and IRE/SafeNet Products in escrow so as to provide each party with access to such information in the event that the other party does not perform its obligations under this Agreement.

9.       Miscellaneous Provisions

9.1 Assignment. Neither party shall assign this Agreement or any interest therein without the prior written consent of the other party.

9.2 Confidentiality. Neither party hereto shall, without the express written consent of the other, provide, disclose, transfer or otherwise make available any Proprietary Information, or parts or copies thereof, to any third party. Each party shall ensure that it, its employees and third party agents having access to any Proprietary Information, or to the CyberGuard Products or IRE/SafeNet Products of the other, will restrict and control the use, copying, modification, disclosure, transfer, protection and security of such items, in accordance with these provisions. Each party hereto agrees to protect all Proprietary Information with the same standard of care that it uses to protect its own like information.



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9.3  Nonsolicitation.  The parties hereto agree that they will not, at any time during the term this Agreement and for a period of one year thereafter, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ, employ or enter into any contractual arrangement with any employee or former employee of the other party, its subsidiaries or predecessors in interest, unless such employee or former employee has not been employed by the other party, its subsidiaries or its predecessors in interest, for a period in excess of six months.

9.4 Publicity. The parties hereto agree to cooperate in the drafting of any press releases or other public disclosure that relates to the Project. Neither shall make any public disclosure relating to the Project or the other party without the consent of such other party. Notwithstanding the foregoing, in the event that a party hereto (the "Disclosing Party") is advised by counsel that public disclosure relating to the Project or the other party is required, the Disclosing Party shall provide to the other party a copy of the proposed disclosure in advance of its public release and shall use all reasonable efforts to seek the comments of the other party prior to its publication.

9.5 Notices. All notices permitted or required hereunder shall be effective: upon receipt if delivered personally; on the third business after sending if sent via registered or certified U.S. mail, return receipt requested; on the second business day after sending, charges prepaid for next day delivery, via a nationally recognized overnight delivery service (Federal Express, Purolator Courier, DHL and UPS are acceptable for these purposes); and upon acknowledgment of receipt by the party to be charged with notice if sent via any other means. Notice shall be given to the following address or to such other address as to which a party shall give notice:

         If to CyberGuard:

                 CyberGuard Corporation
                 2101 W. Cypress Creek Road
                 Ft. Lauderdale, FL 33309
                 Attention:  President

         If to IRE:

                 Information Resource Engineering, Inc.
                 8029 Corporate Drive
                 Baltimore, MD 21236
                 Attention: Chairman

9.6  Disputes.

         9.6.1 Any controversy or claim related to or arising out of this Agreement shall be settled by binding arbitration conducted under the Commercial Arbitration Rules of the American Arbitration Association. Judgment on the arbitrator's award may be entered and enforced in any court of competent jurisdiction. Neither party will be precluded from seeking provisional remedies in the courts including, but not limited to, temporary restraining orders and preliminary injunctions, to protect its rights and interests, but such relief will not be sought as a means to avoid or stay arbitration.

         9.6.2 This Section provides the sole recourse for the settlement of any dispute arising under or in connection with this Agreement. In any arbitration between the parties, the prevailing party shall be entitled to reasonable attorneys' fees and all costs of proceedings incurred in enforcing this Agreement in addition to any other amount of recovery ordered in such arbitration.

         9.6.3 IRE and CyberGuard each agree that if either of them determine to begin an arbitration action, then such action may be brought only in the city or county in which the corporate headquarters of the defendant to such action is located, and each agree that venue is proper in such location.

9.7 Relationship of the Parties. The parties hereto agree that no agency, employment, partnership, joint venture or franchise relationship is created or shall be deemed to be created hereunder. Neither party shall have, and



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neither shall represent to have, any power, right or authority to bind the other or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in the other party's name, except as herein expressly permitted.

9.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes any prior agreements or understandings between the parties hereto regarding the subject matter hereof, and no amendment, alteration or waiver of this Agreement shall be valid or binding unless made in writing and signed by both parties.

9.9 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with the laws of the State of New York.

9.10 Further Agreements. The parties hereto agree to enter into good faith negotiations for the purposes of executing and delivering an appropriate agreement or agreements providing for CyberGuard's ability to resell the IRE SafeNet family of products and for IRE's ability to resell the CyberGuard Firewall family of products, now or hereafter developed during the term of this Agreement.

9.11 Severability. Any provision in this Agreement found to be void, voidable or unenforceable shall not affect the validity or enforceability of any other provision in this Agreement. In the event that any provision of this Agreement shall be declared void, voidable or unenforceable by a court of competent jurisdiction, said provision shall be deemed to be amended to provide the party seeking to enforce this Agreement the greatest protection available under law.





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     IN WITNESS WHEREOF the undersigned have executed and delivered this
Agreement as of the date and year first above written.


INFORMATION RESOURCE                    CYBERGUARD CORPORATION
ENGINEERING, INC.



By:                                     By:
      ------------------------------          ----------------------------------
      Anthony A. Caputo                         Robert L. Carberry
     Its:  Chairman, Chief Executive    Its:  Chairman, President
              Officer and President           and Chief Executive Officer



                                   EXHIBIT C

                                    PRICING




                               TO BE AGREED UPON



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
                                   EXHIBIT D

                        THIRD PARTY AGREEMENTS/LICENSES


     CyberGuard's rights to its secure operating system are subject to a license from Santa Cruz Operation, Inc. ("SCO"), which is the successor to Novell, Inc. with respect to the operating system. The principal licenses and agreements under which CyberGuard's rights arise are the following (although there are 41 supplements to these agreements spanning a 12-year period concerning the procurement and license of various versions of the operating system):

     License Transfer Agreement between Novell, Inc. and Harris Computer Systems Corporation dated September 15, 1995.

     Software Agreement No. SOFT-000173 between AT&T Technologies, Inc. and Harris Corporation signed by the parties on October 31, 1984 and October 11, 1984, respectively.

     Software Agreement Supplements to Software Agreement No. SOFT-000173 between Harris Corporation and UNIX Systems Laboratories, Inc.

     Software Cooperation Agreement between Novell, Inc. and Harris dated November 30,1994.



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LIST OF EXHIBITS



EXHIBIT A        Product Specifications

EXHIBIT B        Joint Marketing Plan

EXHIBIT C        CyberGuard Products Price List and Marketing Fees

EXHIBIT D        Third Party Agreements/Licenses




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